Exhibit 99.1

LYNX Appoints Kevin Corcoran
as New President and Chief Executive Officer

HAYWARD, CALIFORNIA – June 4, 2002 – Lynx Therapeutics, Inc. (Nasdaq: LYNX) announced today that Kevin Corcoran has been promoted to President and Chief Executive Officer of Lynx. Mr. Corcoran has served as Lynx’s Vice President, Operations, for the last three years. He has been instrumental in developing and advancing existing commercial relationships, such as with DuPont and Takara Bio Inc., and in establishing new commercial arrangements, such as Lynx’s recent agreement with the National Cancer Institute. Mr. Corcoran was a member of the original development team for Lynx’s Massively Parallel Signature Sequencing, or MPSSTM, technology and has led Lynx’s development of its next-generation MPSSTM instruments.

Mr. Corcoran, who has been with Lynx for seven years, brings with him 20 years of informatics and bio-instrumentation experience. Prior to joining Lynx in 1995, Mr. Corcoran held both technical and managerial positions at Applied Biosystems, which develops and markets instrument-based systems, reagents, software and contract related services to the life sciences industry and research community, and is now a business unit of Applera Corporation.

“We believe Kevin will be an outstanding leader for Lynx as we expand the commercial reach of our MPSSTM technology and move our Protein ProFilerTM technology toward commercialization,” stated Craig C. Taylor, the Chairman of Lynx’s Board of Directors. “We are confident that Kevin’s thorough understanding of our technology, his skills at interacting with our customers, as well as his experience in directly managing our operations, will enable him to lead Lynx successfully.”

Mr. Corcoran succeeds Norrie Russell, Ph.D., who resigned his position as Lynx’s President and Chief Executive Officer to pursue other interests.

Mr. Taylor added, “Lynx's business is now focussed on MPSSTM and Protein ProFilerTM. We thank Norrie for his dedication and success in advancing Lynx’s research and development programs and commercial efforts over the past several years, and wish him the best in his future endeavors.”

Lynx is a leader in the development and application of novel technologies for the discovery of gene expression patterns important to the pharmaceutical, biotechnology and agricultural industries. These technologies are based on the Megaclone™ technology, Lynx’s unique and proprietary cloning procedure, which transforms a sample containing millions of DNA molecules into one made up of millions of micro-beads, each of which carries approximately 100,000 copies of one of the DNA molecules in the sample. Megaclone™ technology and MPSS™ together provide comprehensive and quantitative digital gene expression data important to modern systems biology research. Lynx is also developing a proteomics technology, Protein ProFiler™, which is expected to provide high-resolution analysis of complex mixtures of proteins from cells or tissues. For more information, visit Lynx’s web site at www.lynxgen.com.

This press release contains “forward-looking” statements, including statements related to the future expansion of the commercial reach of Lynx’s MPSSTM technology and the future commercialization of Protein ProFilerTM technology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. Lynx does not undertake any obligation to update forward-looking statements.

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